Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated November 18, 2005 on the financial statements of E Energy Adams, LLC as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (March 25, 2005) to September 30, 2005 in Pre-Effective Amendment No. 3 to Form SB-2 Registration Statement of E Energy Adams, LLC dated on or about March 17, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
March 17, 2006